For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2026 SECOND QUARTER RESULTS
Closes American Homestar acquisition and welcomes Lisa Daniels to the Board of Directors

PHOENIX, October 30, 2025 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the second fiscal quarter ended September 27, 2025.
Quarterly Highlights
•Net revenue was $556.5 million, up $49 million or 9.7% compared to $507.5 million in the second quarter of the prior year, primarily on home sales volume and average selling price per home growth.
•Home sales volume was up 5.4% and capacity utilization increased to approximately 75% from approximately 70% in the second quarter of the prior year.
•Factory-built housing Gross profit as a percentage of Net revenue was 22.9%, flat with the same period in the prior year.
•Financial services Gross profit as a percentage of Net revenue was 55.6%, compared to Gross profit of 21.8% in the same period in the prior year.
•Income before income taxes was $67 million, up $12 million, or 22.4% compared to $55 million in the same period in the prior year.
•Net income per diluted share attributable to Cavco common stockholders was $6.55, up 24%, compared to $5.28 in the prior year quarter on higher Factory-built housing volume and stronger Financial services results.
•Backlogs totaled $210 million at the end of the quarter representing 5-7 weeks of production.
•Stock repurchases were approximately $36 million in the quarter. $142 million remains available for repurchases under our previously announced Board authorizations.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "We saw continued strong performance from all phases of our business - production, retail and our Financial Services segment. Our teams executed with excellence in a fluid market with continuing macroeconomic risks.”

He continued, "As previously announced, we successfully closed the acquisition of American Homestar Corporation subsequent to the close of Q2. The newly combined team has done a remarkable job maintaining a dual track focus on current operational success and early integration. I want to thank everyone from American Homestar for their commitment and positivity through this transition.

“Finally, we’re excited to have Lisa Daniels join our Board of Directors. In addition to her compelling experience and knowledge, Lisa is a great personal fit with our Board and Company and I’m looking forward to working with her in the years ahead."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	September 27, 2025	September 28, 2024	Change
Net revenue
Factory-built housing	$535,117	$486,343	$48,774	10.0%
Financial services	21,410	21,118	292	1.4%
	$556,527	$507,461	$49,066	9.7%

Factory-built modules sold	8,699	8,119	580	7.1%

Factory-built homes sold (consisting of one or more modules)	5,178	4,913	265	5.4%

Net factory-built housing revenue per home sold	$103,344	$98,991	$4,353	4.4%

	Six Months Ended
($ in thousands, except revenue per home sold)	September 27, 2025	September 28, 2024	Change
Net revenue
Factory-built housing	$1,070,811	$944,391	$126,420	13.4%
Financial services	42,573	40,669	1,904	4.7%
	$1,113,384	$985,060	$128,324	13.0%

Factory-built modules sold	17,599	15,790	1,809	11.5%

Factory-built homes sold (consisting of one or more modules)	10,594	9,634	960	10.0%

Net factory-built housing revenue per home sold	$101,077	$98,027	$3,050	3.1%
•In the factory-built housing segment, the increase in Net revenue was due to higher home sales volume and an increase in Net revenue per home sold for both periods.
•Financial services segment Net revenue increased due to higher insurance premiums for both periods.

	Three Months Ended
($ in thousands)	September 27, 2025	September 28, 2024	Change
Gross profit
Factory-built housing	$122,493	$111,520	$10,973	9.8%
Financial services	11,914	4,602	7,312	158.9%
	$134,407	$116,122	$18,285	15.7%

Gross profit as % of Net revenue
Consolidated	24.2%	22.9%	N/A	1.3%
Factory-built housing	22.9%	22.9%	N/A	—%
Financial services	55.6%	21.8%	N/A	33.8%

Selling, general and administrative expenses
Factory-built housing	$65,757	$61,440	$4,317	7.0%
Financial services	6,472	5,557	915	16.5%
	$72,229	$66,997	$5,232	7.8%

Income from operations
Factory-built housing	$56,736	$50,080	$6,656	13.3%
Financial services	5,442	(955)	6,397	NM
	$62,178	$49,125	$13,053	26.6%

	Six Months Ended
($ in thousands)	September 27, 2025	September 28, 2024	Change
Gross profit
Factory-built housing	$243,338	$215,030	$28,308	13.2%
Financial services	20,575	4,494	16,081	357.8%
	$263,913	$219,524	$44,389	20.2%

Gross profit as % of Net revenue
Consolidated	23.7%	22.3%	N/A	1.4%
Factory-built housing	22.7%	22.8%	N/A	(0.1)%
Financial services	48.3%	11.1%	N/A	37.2%

Selling, general and administrative expenses
Factory-built housing	$128,911	$121,160	$7,751	6.4%
Financial services	12,466	10,688	1,778	16.6%
	$141,377	$131,848	$9,529	7.2%

Income from operations
Factory-built housing	$114,427	$93,870	$20,557	21.9%
Financial services	8,109	(6,194)	14,303	NM
	$122,536	$87,676	$34,860	39.8%
•In the factory-built housing segment, Gross profit increased due to an increase in home sales volume and Net revenue per home sold for both periods. Selling, general and administrative expenses increased as a result of higher incentive based compensation due to higher earnings compared to both prior year periods.

•In the financial services segment, Gross profit and Income from operations increased primarily due to the insurance division having higher premiums and lower claims losses. The claims loss reduction resulted from policy underwriting improvements and severe weather events in the prior year periods. Selling, general and administrative expenses increased in both periods primarily due to higher compensation.

	Three Months Ended
($ in thousands, except per share amounts)	September 27, 2025	September 28, 2024	Change
Interest income	$5,046	$5,692	$(646)	(11.3)%
Net income	$52,381	$43,815	$8,566	19.6%
Diluted net income per share	$6.55	$5.28	$1.27	24.1%

	Six Months Ended
($ in thousands, except per share amounts)	September 27, 2025	September 28, 2024	Change
Interest Income	$10,149	$11,203	$(1,054)	(9.4)%
Net income	$104,023	$78,244	$25,779	32.9%
Diluted net income per share	$12.96	$9.38	$3.58	38.2%
Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, October 31, 2025, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register
https://register-conf.media-server.com/register/BI6c821f6a93074758a6548b04ff80b900 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (iv) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers, (viii) compliance with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating to manufactured housing, privacy, the internet, and accounting matters; (ix) successful defense against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 29, 2025 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 27, 2025	March 29, 2025
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$374,978	$356,225
Restricted cash, current	24,391	18,535
Accounts receivable, net	115,654	105,849
Short-term investments	16,865	19,842
Current portion of consumer loans receivable, net	33,493	35,852
Current portion of commercial loans receivable, net	43,468	43,492
Current portion of commercial loans receivable from affiliates, net	2,227	2,881
Inventories	258,423	252,695
Prepaid expenses and other current assets	65,048	74,815
Total current assets	934,547	910,186
Restricted cash	585	585
Investments	24,341	18,067
Consumer loans receivable, net	19,390	20,685
Commercial loans receivable, net	56,458	48,605
Commercial loans receivable from affiliates, net	5,292	4,768
Property, plant and equipment, net	236,709	227,620
Goodwill	121,969	121,969
Other intangibles, net	15,987	16,731
Operating lease right-of-use assets	33,791	35,576
Deferred income taxes	—	1,853
Total assets	$1,449,069	$1,406,645
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$44,075	$37,195
Accrued expenses and other current liabilities	273,975	265,971
Total current liabilities	318,050	303,166
Operating lease liabilities	30,360	31,538
Other liabilities	7,258	7,359
Deferred income taxes	7,264	—
Total liabilities	362,932	342,063
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,470,820 and 9,436,732 shares, respectively; Outstanding 7,866,737 and 8,008,012, respectively	95	94
Treasury stock, at cost; 1,604,083 and 1,428,720 shares, respectively	(511,347)	(424,624)
Additional paid-in capital	294,984	290,940
Retained earnings	1,302,186	1,198,163
Accumulated other comprehensive income	219	9
Total stockholders' equity	1,086,137	1,064,582
Total liabilities and stockholders' equity	$1,449,069	$1,406,645

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net revenue	$556,527	$507,461	$1,113,384	$985,060
Cost of sales	422,120	391,339	849,471	765,536
Gross profit	134,407	116,122	263,913	219,524
Selling, general and administrative expenses	72,229	66,997	141,377	131,848
Income from operations	62,178	49,125	122,536	87,676
Interest income	5,046	5,692	10,149	11,203
Interest expense	(112)	(125)	(276)	(215)
Other income, net	142	258	142	147
Income before income taxes	67,254	54,950	132,551	98,811
Income tax expense	(14,873)	(11,135)	(28,528)	(20,567)
Net income	$52,381	$43,815	$104,023	$78,244

Net income per share
Basic	$6.62	$5.33	$13.12	$9.48
Diluted	$6.55	$5.28	$12.96	$9.38
Weighted average shares outstanding
Basic	7,909,326	8,226,298	7,931,589	8,256,664
Diluted	7,992,745	8,305,326	8,024,720	8,337,671

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Capital expenditures	$9,861	$4,905	$18,870	$9,819
Depreciation	$4,961	$4,375	$9,758	$8,744
Amortization of other intangibles	$372	$385	$744	$777

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